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                                                                    EXHIBIT (12)

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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                                                         YEAR ENDED DECEMBER 31
                                       -----------------------------------------------------------
                                         1995         1994        1993        1992         1991
                                       --------     --------     -------     -------     ---------
Income (loss) before income taxes and
  cumulative effect of accounting
  change.............................  $128,196     $101,255     $17,111     $24,042     $(195,279)
Undistributed (income) loss of
  unconsolidated affiliates..........    (3,704)       1,213           1      (1,931)          (58)
Fixed charges........................    31,762       30,249      33,370      34,623        35,064
                                       --------     --------     -------     -------     ---------
Income (loss) before cumulative
  effect of accounting change for
  computation purposes...............  $156,254     $132,717     $50,482     $56,734     $(160,273)
                                       ========     ========     =======     =======     =========
Fixed Charges:
  Interest expense, including
     interest related to corporate
     owned life insurance............  $ 24,477     $ 22,582     $25,516     $26,313     $  26,453
  Portion of rent expense
     representing interest...........     6,903        7,303       7,490       7,987         8,370
  Amortization of debt expense and
     debt discount...................       382          364         364         323           241
                                       --------     --------     -------     -------     ---------
Total fixed charges..................  $ 31,762     $ 30,249     $33,370     $34,623     $  35,064
                                       ========     ========     =======     =======     =========
Ratio of earnings to fixed charges...      4.9x         4.4x        1.5x        1.6x            --
                                       ========     ========     =======     =======     =========
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